Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Michael Schuh	(425) 951-6788

EVC Group
	Anne Bugge	(206) 926-5220
	Doug Sherk	(415) 896-6820

SONOSITE REPORTS 30% REVENUE INCREASE
FOR SECOND QUARTER 2004

International Revenue increases 81%
TITAN (TM) Sales Exceed 60% of Worldwide Revenue
Japan Distribution Agreement Signed for iLook (R) 25

BOTHELL, WA – July 29, 2004 – SonoSite, Inc. (Nasdaq: SONO), the leader in high performance, hand-carried ultrasound, today announced significantly improved results for the second quarter ended June 30, 2004 as compared with the second quarter of 2003.

Worldwide revenue in the second quarter of 2004 grew 30% to $26.1 million compared with $20.1 million in the second quarter of 2003.  For the first half of 2004, the Company’s total revenue grew 33% to $49.6 million compared with $37.3 million for the first half of the prior year.  Year-over-year, changes in foreign currency rates increased the revenue growth rate by two percentage points for the second quarter and three percentage points for the first half.

For the second quarter of 2004, SonoSite reported a net loss of $64,000, or approximately breakeven on a per share basis, compared with a net loss of $1.3 million, or $0.09 per share, in the second quarter of 2003.  The second quarter of 2004 was impacted by foreign currency transaction losses due to a stronger dollar in the quarter that reduced other income.  Year-to-date, SonoSite reported a net loss of $1.5 million, or $0.10 per share, compared with a net loss of $3.9 million, or $0.27 per share, for the first half of 2003.

“We made substantial progress in several key areas during the quarter,” said Kevin M. Goodwin, SonoSite President and CEO.  “Our international business recorded a second consecutive quarter      of stellar performance. We are beginning to see meaningful revenue contribution from our Japanese subsidiary as our new initiatives in this market produce results.  Our European sales are benefiting from the recent launch of the 2.2 TITAN upgrade with its shared service capabilities for both cardiology and radiology imaging.  Worldwide sales of our TITAN high performance systems continue to strengthen and now account for over 60% of worldwide revenue. We are focused on accelerating U.S. sales growth and have taken several steps to establish the foundation for improved long-term growth.  Development of our third generation digital architecture, Gen III, continues on schedule.”

The Company continued to show gross margin strength with gross margin rising in the quarter to 66.5% compared with 62.8% in the second quarter of 2003.  For the first half of 2004, gross margin increased to 65.7% compared with 62.8% for the prior year.  Gross margin increased due to a higher mix of TITAN, the Company’s high performance system, increased manufacturing efficiencies, supply chain improvements and a weaker dollar.

Operating expenses grew 22% during the second quarter of 2004 to $17.4 million compared with $14.2 million in the second quarter of 2003 primarily due to increased international expenses and a weaker dollar.  For the first half of 2004, operating expenses grew 22% to $34.2 million compared with $28.0 million for the first half of the prior year.  Year-over-year changes in foreign currency exchange rates increased the expense growth rates by two percentage points for the second quarter and the first half.

International revenue grew 81% over the second quarter of 2003 and 70% over the first half of 2003.  The international second quarter revenue increase was driven by strong growth in Europe and Japan.  In Japan, revenue increased to $2.0 million for the second quarter and $3.2 million for the first half, compared to $0.2 million and $0.3 million for the comparable periods in the prior year.  Revenue in the U.S. grew 4% and 11% for the year’s second quarter and first half, respectively, compared with the same periods in 2003.  U.S. revenue accounted for 53% of total Company revenue in the second quarter of 2004 and 52% for the first half of 2004

As of June 30, 2004, cash, cash equivalents and investments were $61.7 million.  For the second quarter, the Company generated cash from operations of $0.4 million compared to a use of cash of $1.6 million in the second quarter of 2003.  Year-to-date, SonoSite generated cash from operations   of $3.2 million compared to a use of cash of $2.4 million in the first half of the prior year.

Japan Distribution Agreement with Nippon Sherwood for iLook25

SonoSite also announced today in a separately issued press release that it has formed an alliance with Nippon Sherwood Medical Industries Ltd., Japan’s leading manufacturer of central venous catheters (CVCs), for distribution of the SonoSite iLook 25 system.  Under the terms of the two-year agreement, Nippon Sherwood will become the exclusive distributor of the iLook 25 system for Japan’s vascular access market.  The alliance will leverage Nippon Sherwood’s strong distribution channels to deliver the iLook 25 system to catheterization labs, surgical suites, critical care units and other point-of-care locations where catheters and lines for vascular access are placed.

The agreement with Nippon Sherwood follows other steps SonoSite has taken since the beginning of 2004 to expand its presence in Japan.  In June, SonoSite announced an agreement with Aloka Co. Ltd., a leading Japanese ultrasound manufacturer, for the distribution of its high performance TITAN system in Japan.  In February, the Company opened SonoSite Japan KK, a wholly-owned subsidiary to provide customer service, quality assurance, sales support and direct sales.  SonoSite has also signed an agreement with Olympus Corporation targeted at the Japanese endoscopy market.

Company Outlook for Second Half 2004

The Company continues to expect annual revenue growth of approximately 30% and to be profitable for the year.  Gross margin for the year is expected to increase to a range of 66% to 67% due to faster than expected sales of the TITAN system and manufacturing efficiencies.  Operating expenses for the year are expected to grow approximately 24% over 2003 due to the Company’s decision to accelerate investment in the Company’s rapid international growth, cardiology market development activities and R&D programs.  The increase also reflects higher expenses associated with Sarbanes-Oxley Section 404 requirements.  Management expects the higher gross margin to offset the impact of the increased operating expenses and continues to expect the percentages of revenue and expenses by quarter to approximate their 2003 quarterly percentages.

Commenting on the Company’s outlook, Mr. Goodwin said, “The success of the TITAN system is allowing us to achieve our investment goals while positioning us for full year profitability in 2004 and beyond.”

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PDT/4:30 pm EDT.  The call will be broadcast live and can be accessed via the “Investors” Section of SonoSite’s website at www.sonosite.com.  A replay of the audio webcast will be available beginning July 29, 2004, 4:30 pm (PDT) until August 13, 2004, 12:00 midnight (PDT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code -- 589270 -- is required to access the replay.  The call will be also archived on SonoSite’s website at http://investor.sonosite.com/medialist.cfm.

About SonoSite

SonoSite, Inc. (www.sonosite.com), near Seattle, is the innovator and worldwide market leader in high-performance, hand-carried ultrasound technology. By creating modular, compact systems that meet customer needs, SonoSite is removing barriers to the use of ultrasound across medicine and positively impacting the cost-effectiveness and efficiency of ultrasound use. With more than 15,000 units sold worldwide since 1999, SonoSite’s products have become known for exceptional durability with a high design value.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial and operations results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions.  Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, timely receipts of regulatory approvals to market and sell our products, the willingness of healthcare providers who do not currently use ultrasound to use ultrasound, the extent to which healthcare insurers reimburse providers for ultrasound procedures, regulatory changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, “Important Factors that May Affect Our Business, Our Results of  Operations and Our Stock Price,” included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations

(in thousands except per share data) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Revenue	$26,076	$20,120	$49,590	$37,278
Cost of revenue	8,746	7,494	17,031	13,861

Gross margin	17,330	12,626	32,559	23,417

Operating expenses:
Research and development	3,047	2,875	6,120	5,708
Sales and marketing	12,163	9,618	23,748	18,508
General and administrative	2,147	1,739	4,379	3,744

Total operating expenses	17,357	14,232	34,247	27,960

Other income, net	(37)	309	224	682

Net loss	$(64)	$(1,297)	$(1,464)	$(3,861)

Basic and diluted net loss per share	$(0.00)	$(0.09)	$(0.10)	$(0.27)

Weighted average common shares used in
computing net loss per share	14,757	14,268	14,694	14,237

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)
	June 30, 2004	December 31, 2003

Cash and cash equivalents	$14,139	$13,683
Short-term investment securities	5,334	13,094
Accounts receivable, net	23,421	25,849
Inventories	13,510	14,148
Prepaid expenses and other current assets	2,030	1,520

Total current assets	58,434	68,294

Property and equipment, net	6,362	5,564
Investment securities	42,271	34,239
Goodwill	266	--
Other assets	3,698	993

Total assets	$111,031	$109,090

Accounts payable	$3,431	$3,054
Accrued expenses	7,534	6,503
Current portion of long-term obligations	--	88
Deferred revenue	3,854	3,840

Total current liabilities	14,819	13,485

Deferred rent	252	275

Total liabilities	15,071	13,760

Shareholders' equity:
Common stock and additional paid-in capital	183,774	180,985
Accumulated deficit	(88,880)	(87,416)
Accumulated other comprehensive income	1,066	1,761

Total shareholders' equity	95,960	95,330

Total liabilities and shareholders' equity	$111,031	$109,090